EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We consent to the incorporation by reference in this Post-Effective Amendment No. 7 on Form S-3 to the Registration Statement of NephroGenex, Inc. on Form S-1 (No. 333-203530) to be filed on or about December 7, 2015 of our report dated March 24, 2015, on our audits of the financial statements as of December 31, 2014 and 2013 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 24, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.
/s/ EisnerAmper LLP
December 7, 2015
Jenkintown, PA